Exhibit 99.5

99.5 EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Evanston Multi-Alpha Fund

(formerly, North Square Evanston Multi-Alpha Fund)

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$14,532,745	(a)	$138.10	$2,006.97	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$14,532,745	(a)
Total Fees Due for Filing				$2,006.97
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$2,006.97

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.
(b)	Calculated at $138.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.